EXHIBIT 99.1

  Ultralife Batteries, Inc. to Present at The Roth Capital Partners
                          New York Conference

    NEWARK, N.Y.--(BUSINESS WIRE)--Sept. 8, 2004--Ultralife Batteries, Inc. (Nasdaq:ULBI) will be presenting on September 13, 2004 at The Roth Capital Partners New York Conference taking place at the St. Regis Hotel in New York City.
    Ultralife Batteries management is scheduled to make a presentation at 12:00 PM Eastern Time. A live webcast and replay of the presentation will be available in the Investor Info - Event Calendar section of the company's website: http://www.ultralifebatteries.com/invest.asp.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    About the Roth Capital Partners New York Conference

    This annual event is the largest in the nation for emerging growth companies. It provides a concentrated forum where Institutional Investors can meet the executives of growth companies hand picked by Roth Capital's research team. The conference will highlight approximately 225 companies from industry groups including Health Care/Life Sciences; Consumer Products; Defense & Industrial Technologies; Digital Media, IT & Entertainment; Broadband & Fiber Optics; Gaming; and Business and Banking/Financial Services.
    This year, as a result of numerous client requests, Roth has extended the conference to three working days, including a Discovery Day, which will be hosted by RedChip Resources, LLC. For more information about the conference visit:

    http://www.rothcp.com/Conf NY Web Site/Roth.htm?content=home

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Company Contact:
             Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-8100
             bfishback@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3888
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com